SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2007

NEXTERA ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25995	95-4700410
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14320 Arminta Street

Panorama City, California 91402

(Address of Principal Executive Offices)

(818) 902-5537

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Indemnity Deposit Agreement:

Effective March 29, 2007, Nextera Enterprises, Inc. (the “Company”), its wholly-owned subsidiary Woodridge Labs, Inc. (“Woodridge Labs”) and Jocott Enterprises, Inc. (“Jocott”), an entity owned and controlled by two of the Company’s directors, Joseph J. Millin; and Scott J. Weiss, entered into an Indemnity Deposit Agreement (the “Deposit Agreement”).  The parties had previously entered into an Asset Purchase Agreement dated as of March 9, 2006 by and between the Company, Woodridge Labs, Jocott, Messrs. Millin and Weiss and the other persons a party thereto (the “Purchase Agreement”).  Under the Deposit Agreement, Jocott made a payment of $500,000 (the “Deposit”) to Woodridge Labs as a deposit in the event that it is finally determined that Jocott is obligated under the Purchase Agreement to indemnify Woodridge Labs and/or the Company for damages in connection with the recall of certain DermaFreeze365™ products sold by Woodridge.  The Deposit funds will be withdrawn from the escrow account that was established in connection with the Purchase Agreement.

The Company previously filed a Current Report on Form 8-K on March 15, 2007 disclosing the recall of the DermaFreeze365™ products.  The Company and Woodridge may use the Deposit to satisfy any liabilities, obligations or other requirements of either or both of Woodridge or the Company, whether or not related to the recall.  The Deposit (or any amounts remaining after disbursement of any part of the Deposit) will be held by Woodridge or the Company until final resolution of all indemnity claims under the Purchase Agreement relating to the recall.  In the event that Jocott’s liability for damages relating to the recall are less than the Deposit, Woodridge will refund the amount by which the Deposit exceeds such damages.  If Jocott’s liability for such damages is greater than $500,000, then the first $500,000 of such damages will be deemed paid by way of set off against the Deposit, and the balance of such damages will be paid in accordance with the terms of the Purchase Agreement.

The Company and Woodridge agreed that neither Jocott’s entering into the Deposit Agreement nor Jocott’s payment of the Deposit shall be deemed or construed as an admission of liability of any nature whatsoever arising from or related to the recall or otherwise.

The description of the Deposit Agreement contained in this Item 1.01 is qualified in its entirety by reference to the full text of the Deposit Agreement, a copy of which is attached hereto as Exhibit 99.1.

Amendment and Forbearance Agreement:

Effective March 29, 2007, the Company, Woodridge and NewStar Financial, Inc., as administrative agent for the lenders, and the lenders party thereto, entered into an Amendment and Forbearance Agreement (the “Amendment”).  The Amendment amends and modifies certain terms of the Credit Agreement, dated as of March 9, 2006 by and among the Company, Woodridge, NewStar Financial, Inc., as administrative agent for the lenders, and the lenders party thereto (“Credit Agreement”).  Under the terms of the Amendment, the date by which the Company and Woodridge are required to deliver the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006 and related certificates and reports to the administrative agent was postponed from March 31, 2007 to April 30, 2007.  Additionally, a principal payment of $250,000 that was due on March 31, 2007 was postponed to April 30, 2007.

The administrative agent has determined that, as of March 29, 2007, certain events of default under the Credit Agreement (the “Specified Events of Default”) have occurred as a consequence of the breach by the Company and Woodridge of certain financial covenants as of December 31, 2006.  Under the Amendment, the lenders have agreed, during the forbearance period, to forbear the exercise of any and all rights and remedies to which the lenders are or may become entitled as a result of the Specified Events of Default.  The forbearance period is the period of time that begins on March 29, 2007 and ends on April 30, 2007, subject to earlier termination at the election of the lenders in the event of an occurrence of any event of default under the Credit Agreement other than the Specified Events of Default, and subject to automatic termination in the event of the occurrence of certain insolvency proceedings involving the Company or Woodridge.

The description of the Amendment and Forbearance Agreement contained in this Item 1.01 is qualified in its entirety by reference to the full text of the Amendment and Forbearance Agreement, a copy of which is attached hereto as Exhibit 99.2.

Item 2.03  Creation of a Direct Financial Obligation

Amendment and Forbearance Agreement:

Reference is made to the disclosure with respect to the Amendment and Forbearance Agreement set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
99.1	Indemnity Deposit Agreement dated as of March 29, 2007 by and among Nextera Enterprises, Inc., Woodridge Labs, Inc. and Jocott Enterprises, Inc.
99.2

Amendment and Forbearance Agreement dated as of March 29, 2007 by and among Nextera Enterprises, Inc., Woodridge Labs, Inc., NewStar Financial, Inc. (as administrative agent), and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTERA ENTERPRISES, INC.

Date: March 30, 2007	By:	/s/ Antonio Rodriquez
Antonio Rodriquez
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Indemnity Deposit Agreement dated as of March 29, 2007 by and among Nextera Enterprises, Inc., Woodridge Labs, Inc. and Jocott Enterprises, Inc.
99.2

Amendment and Forbearance Agreement dated as of March 29, 2007 by and among Nextera Enterprises, Inc., Woodridge Labs, Inc., NewStar Financial, Inc. (as administrative agent), and the lenders party thereto.